Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 1, 2019 – Griffon Corporation (NYSE:GFF) (the “Company” or “Griffon”) today reported results for the third fiscal quarter ended June 30, 2019.

Consolidated revenue was $575.0 million, an increase of 11% from the prior year quarter. Home & Building Products (“HBP”) and Defense Electronics ("Telephonics") revenue increased 13% and 4%, respectively, compared to the prior year quarter.

Income from continuing operations was $14.1 million, or $0.33 per share, compared to $7.4 million, or $0.18 per share, in the prior year quarter. The current year quarter results included discrete tax benefits, net, of $0.7 million, or $0.02 per share. The prior year quarter results included acquisition related costs of $3.6 million ($2.3 million, net of tax, or $0.06 per share), special dividend ESOP charges of $3.2 million ($2.1 million, net of tax, or $0.05 per share), secondary equity offering costs of $1.2 million ($0.8 million, net of tax, or $0.02 per share) and a tax benefit, net, for certain items which affect comparability (see tax section below) of $1.4 million, or $0.03 per share. Excluding these items from the respective quarterly results, income from continuing operations would have been $13.5 million, or $0.31 per share, compared to $11.3 million, or $0.27 per share, in the prior year quarter.

Segment adjusted EBITDA was $65.1 million, an increase of 11% from the prior year quarter primarily driven by HBP revenue growth. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.

Ronald J. Kramer, Chairman and CEO, commented, "We are pleased with our strong results this quarter. In addition to the strength of our businesses, our performance reflects the benefits we achieved from the acquisition of ClosetMaid and CornellCookson and the ongoing success of their integration. Our businesses are performing well and we expect continued improvement in operating efficiency to drive shareholder value through enhanced free cash flow generation in the future."

Segment Operating Results
Home & Building Products
Revenue was $495.2 million, an increase of 13% when compared to the prior year quarter with 8% due to the Clopay Building Products Company, Inc. ("CBP") acquisition of CornellCookson on June 4, 2018, and with respect to both CBP and the AMES Companies, Inc. ("AMES"), 5% due to favorable mix and pricing with an additional 2% due to increased volume, partially offset by an unfavorable impact due to foreign exchange of 2%. Organic growth was 5%. CornellCookson revenue was $51.2 million.

Segment adjusted EBITDA was $57.8 million, an increase of 16% compared to the prior year quarter driven by the increased revenue noted above, partially offset by increased material and tariff costs at both AMES and CBP.

Defense Electronics

Revenue was $79.7 million, an increase of 4% from the prior year quarter, primarily due to increased volume, partially offset by a $3.3 million reduction in revenue related to the adoption of revenue recognition guidance effective October 1, 2018.

Segment adjusted EBITDA was $7.3 million compared to $8.8 million, a decrease of 17% from the prior year quarter, driven by unfavorable product mix and a $0.3 million impact related to the adoption of revenue recognition guidance, partially offset by increased volume.

The impact from the adoption of revenue recognition guidance, effective October 1, 2018, is expected to be immaterial to full year revenue and EBITDA.

Contract backlog was $384 million at June 30, 2019, compared to $374 million at September 30, 2018, restated for the adoption of revenue recognition guidance effective October 1, 2018, with approximately 76% expected to be fulfilled within the next twelve months. During the quarter, Telephonics was awarded several new contracts and received incremental funding on existing contracts approximating $86 million, which translates into a book to bill ratio of approximately 1.1.

Taxes
In the quarter ended June 30, 2019, the Company recognized a tax provision of $6.3 million on Income before taxes from continuing operations of $20.4 million, compared to a tax provision of $1.6 million on Income before taxes from continuing operations of $9.0 million in the comparable prior year quarter.  Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2019 and 2018 were 34.0% and 33.9%, respectively.

Share Repurchases
At June 30, 2019, $58.0 million remained under existing Board authorized share repurchase programs. During the third quarter, there were no shares repurchased under these programs.

Balance Sheet and Capital Expenditures
At June 30, 2019, the Company had cash and equivalents of $58 million and total debt outstanding of $1.17 billion, net of discounts and issuance costs, resulting in a net debt position of $1.11 billion. $207 million was available for borrowing under the revolving credit facility, subject to certain loan covenants. Capital expenditures were $10 million in the current quarter.

Conference Call Information
The Company will hold a conference call today, August 1, 2019, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13692731. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, August 1, 2019 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13692731. The replay will be available through Thursday, August 15, 2019 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; Griffon's ability to service and refinance its debt, and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products segment consists of two companies, AMES and CBP:

AMES, founded in 1774, is the leading North American manufacturer and a global provider of branded consumer and professional tools, landscaping products, and outdoor lifestyle solutions. In 2018, we acquired ClosetMaid, a leader in wood and wire closet organization, general living storage and wire garage storage products for homeowners and professionals.

CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America. In 2018, we acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional, and retail use.

•
Defense Electronics segment consists of Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2019	2018	2019	2018
Home & Building Products:
AMES	$273,710	$262,398	$777,916	$737,336
CBP	221,521	177,723	631,615	470,071
Home & Building Products	495,231	440,121	1,409,531	1,207,407
Defense Electronics	79,739	76,429	225,594	225,006
Total consolidated net sales	$574,970	$516,550	$1,635,125	$1,432,413

Segment adjusted EBITDA:
Home & Building Products	$57,821	$50,004	$158,434	$129,250
Defense Electronics	7,280	8,760	17,001	16,956
Segment adjusted EBITDA	65,101	58,764	175,435	146,206
Net interest expense	(17,087)	(15,796)	(50,723)	(48,482)
Segment depreciation and amortization	(15,453)	(13,927)	(45,757)	(39,978)
Unallocated amounts	(12,175)	(12,016)	(34,920)	(32,993)
Acquisition costs	—	(3,598)	—	(7,597)
Special dividend ESOP charges	—	(3,220)	—	(3,220)
Secondary equity offering costs	—	(1,205)	—	(1,205)
Cost of life insurance benefit	—	—	—	(2,614)
Income before taxes from continuing operations	$20,386	$9,002	$44,035	$10,117

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Home & Building Products:
Segment operating profit	$45,037	$38,753	$120,603	$94,982
Depreciation and amortization	12,784	11,251	37,831	31,888
Acquisition costs	—	—	—	2,380
Segment adjusted EBITDA	57,821	50,004	158,434	129,250

Defense Electronics:
Segment operating profit	4,611	6,084	9,075	8,866
Depreciation and amortization	2,669	2,676	7,926	8,090
Segment adjusted EBITDA	7,280	8,760	17,001	16,956

All segments:
Income from operations - as reported	36,494	23,570	91,507	54,611
Unallocated amounts	12,175	12,016	34,920	32,993
Other, net	979	1,228	3,251	3,988
Acquisition costs	—	3,598	—	5,217
Special dividend ESOP charges	—	3,220	—	3,220
Secondary equity offering costs	—	1,205	—	1,205
Cost of life insurance benefit	—	—	—	2,614
Segment operating profit from continuing operations	49,648	44,837	129,678	103,848
Depreciation and amortization	15,453	13,927	45,757	39,978
Acquisition costs	—	—	—	2,380
Segment adjusted EBITDA from continuing operations	$65,101	$58,764	$175,435	$146,206

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Revenue	$574,970	$516,550	$1,635,125	$1,432,413
Cost of goods and services	420,487	377,868	1,200,092	1,051,573
Gross profit	154,483	138,682	435,033	380,840
Selling, general and administrative expenses	117,989	115,112	343,526	326,229
Income from operations	36,494	23,570	91,507	54,611
Other income (expense)
Interest expense	(17,288)	(16,328)	(51,334)	(49,973)
Interest income	201	532	611	1,491
Other, net	979	1,228	3,251	3,988
Total other expense, net	(16,108)	(14,568)	(47,472)	(44,494)
Income before taxes from continuing operations	20,386	9,002	44,035	10,117
Provision (benefit) from income taxes	6,258	1,560	14,664	(22,107)
Income from continuing operations	$14,128	$7,442	$29,371	$32,224

Discontinued operations:
Income (loss) from operations of discontinued operations	—	(200)	(11,000)	124,642
Provision (benefit) for income taxes	533	1,415	(2,821)	29,770
Income (loss) from discontinued operations	(533)	(1,615)	(8,179)	94,872
Net income (a)	$13,595	$5,827	$21,192	$127,096
Income from continuing operations	$0.34	$0.18	$0.72	$0.78
Income (loss) from discontinued operations	(0.01)	(0.04)	(0.20)	2.30
Basic earnings per common share	$0.33	$0.14	$0.52	$3.08

Weighted-average shares outstanding	40,967	40,295	40,888	41,232

Income from continuing operations	$0.33	$0.18	$0.69	$0.76
Income (loss) from discontinued operations	(0.01)	(0.04)	(0.19)	2.23
Diluted earnings per common share	$0.31	$0.14	$0.50	$2.98

Weighted-average shares outstanding	43,164	41,742	42,649	42,620
Net income	$13,595	$5,827	$21,192	$127,096
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(1,092)	(9,136)	(3,943)	9,289
Pension and other post retirement plans	184	247	552	10,053
Change in cash flow hedges	(127)	84	(214)	612
Total other comprehensive income (loss), net of taxes	(1,035)	(8,805)	(3,605)	19,954
Comprehensive income (loss), net	$12,560	$(2,978)	$17,587	$147,050

(a) Net income for the nine month period ended June 30, 2018 includes a gain of $117,625 ($86,357, net of tax) on the sale of the Plastics Product Company.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2019	September 30, 2018
CURRENT ASSETS
Cash and equivalents	$58,112	$69,758
Accounts receivable, net of allowances of $7,841 and $6,408	322,310	280,509
Contract costs and recognized income not yet billed, net of progress payments of $7,895 and $3,172	90,825	121,803
Inventories	436,885	398,359
Prepaid and other current assets	52,898	42,121
Assets of discontinued operations	323	324
Total Current Assets	961,353	912,874
PROPERTY, PLANT AND EQUIPMENT, net	331,345	342,492
GOODWILL	438,417	439,395
INTANGIBLE ASSETS, net	361,249	370,858
OTHER ASSETS	16,200	16,355
ASSETS OF DISCONTINUED OPERATIONS	2,895	2,916
Total Assets	$2,111,459	$2,084,890

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$10,884	$13,011
Accounts payable	205,570	233,658
Accrued liabilities	148,123	139,192
Liabilities of discontinued operations	2,653	7,210
Total Current Liabilities	367,230	393,071
LONG-TERM DEBT, net	1,159,621	1,108,071
OTHER LIABILITIES	94,148	106,710
LIABILITIES OF DISCONTINUED OPERATIONS	2,295	2,647
Total Liabilities	1,623,294	1,610,499
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	488,165	474,391
Total Liabilities and Shareholders’ Equity	$2,111,459	$2,084,890

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$21,192	$127,096
Net (income) loss from discontinued operations	8,179	(94,872)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	46,172	40,318
Stock-based compensation	9,687	7,372
Provision for losses on accounts receivable	306	49
Amortization of debt discounts and issuance costs	4,133	3,981
Deferred income taxes	(353)	(24,612)
(Gain) loss on sale of assets and investments	(111)	136
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(33,223)	(16,290)
Increase in inventories	(18,009)	(49,474)
Increase in prepaid and other assets	(3,921)	(2,477)
Decrease in accounts payable, accrued liabilities and income taxes payable	(22,688)	(4,088)
Other changes, net	3,618	7,398
Net cash provided by (used in) operating activities - continuing operations	14,982	(5,463)
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(27,794)	(33,148)
Acquired businesses, net of cash acquired	(9,219)	(429,545)
Proceeds (payments) related to sale of business	(9,500)	473,977
Insurance proceeds (payments)	(10,604)	8,254
Proceeds from sale of assets	104	482
Investment purchase	(149)	—
Net cash provided by (used in) investing activities - continuing operations	(57,162)	20,020
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(10,262)	(46,816)
Purchase of shares for treasury	(1,478)	(45,588)
Proceeds from long-term debt	156,800	419,645
Payments of long-term debt	(108,260)	(262,031)
Financing costs	(1,012)	(7,671)
Contingent consideration for acquired businesses	(1,686)	—
Other, net	(197)	139
Net cash provided by financing activities - continuing operations	33,905	57,678

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(3,874)	(28,970)
Net cash used in investing activities	—	(10,762)
Net cash used in financing activities	—	(22,541)

Net cash used in discontinued operations	(3,874)	(62,273)
Effect of exchange rate changes on cash and equivalents	503	6,123
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(11,646)	16,085
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	69,758	47,681
CASH AND EQUIVALENTS AT END OF PERIOD	$58,112	$63,766

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and earnings per share from continuing operations to Adjusted earnings per share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2019	2018	2019	2018
Income from continuing operations	$14,128	$7,442	$29,371	$32,224

Adjusting items:
Acquisition costs	—	3,598	—	7,597
Special dividend ESOP charges	—	3,220	—	3,220
Secondary equity offering costs	—	1,205	—	1,205
Cost of life insurance benefit	—	—	—	2,614
Tax impact of above items	—	(2,783)	—	(6,422)
Discrete and certain other tax benefits	(669)	(1,430)	(299)	(24,080)

Adjusted income from continuing operations	$13,459	$11,252	$29,072	$16,358

Diluted earnings per common share from continuing operations	$0.33	$0.18	$0.69	$0.76

Adjusting items, net of tax:
Acquisition costs	—	0.06	—	0.12
Special dividend ESOP charges	—	0.05	—	0.05
Secondary equity offering costs	—	0.02	—	0.02
Cost of life insurance benefit	—	—	—	0.01
Discrete and certain other tax benefits	(0.02)	(0.03)	(0.01)	(0.56)

Adjusted earnings per common share from continuing operations	$0.31	$0.27	$0.68	$0.38

Weighted-average shares outstanding (in thousands)	43,164	41,742	42,649	42,620

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.

The tax impact for the above reconciling adjustments from GAAP to non-GAAP income from continuing operations and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.